Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 -
2 (SOP 93 - 2) "Determination, Disclosure and Financial
Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the
Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase undistributed net investment income by $1,609,380, $151,635, $744,590, $1,031,410, $299,425 and $10 and to
decrease undistributed net realized gain on investments by $5,047,927, $392,591, $3,992,704, $1,285,840, $1,336,065 and $10
and to increase paid-in-capital in excess of par by $3,438,547, $240,956, $3,248,114, $254,430, $1,036,640 and $0 for
the Micro Cap, Small Cap Value, Small Cap Growth, Core Growth, Ultra Growth and US Treasury Funds, respectively, for the six months ended March 31, 2000.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.